Exhibit 3.1

Ross Miller
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada  89701-4520
(775) 684 5708
Website: www.nvsos.gov	Filed in the office of Ross Miller, Secretary of State, State of Nevada

Document Number: 20100066175-18
Filing Date and Time: 02/02/2010 8:00 AM
Entity Number: E0040632010-9

Articles of Incorporation
(Pursuant to NRS Chapter 78)

GEMINI TEA CORP.

1.Name of Corporation:	Gemini Tea Corp.

2.Registered Agent for
Service of Process:	Commercial Registered Agent: Corporate Creations Network Inc.

3.Authorized Stock:	Number of shares with par value: 100,000,000
(number of shares	Par value per share: $.0001
corporation is
authorized to issue)

4.Names and Addresses
of the Board of
Directors/Trustees:	Wanda Canning
(each director/trustee	13836 Parkland Blvd, Calgary, AB, T2J 3X4
must be a natural person
at least 18 years of age)

5.Purpose:	The purpose of this corporation shall be:
(optional)

6.Name, Address and
Signature of
Incorporator:	Corporate Creations International Inc.
11380 Prosperity Farms Rd. #221 E, Palm Beach Gardens,
FL, 33410

Incorporator Signature: /s/ Valerie Hawk-Donahue
Valerie Hawk-Donahue

7.Certificate of Acceptance
of Appointment of
Registered Agent:	I hereby accept appointment as Registered Agent of the above named entity

Authorized Signature of Registered Agent for on behalf of Registered Agent Entity:	/s/ Veronica Paez
Veronica Paez	Special Secretary, Veronica Paez

Date:1/28/2010